Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS FIRST QUARTER 2021 RESULTS

EAST HANOVER, NJ – ( ) – May 11, 2021 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its first quarter results for the three months ended March 31, 2021.

Financial Highlights for Three Months Ended March 31, 2021 As Compared to Three Months Ended March 31, 2020:

●	Total revenue was $10,879,468, compared with $10,079,524, an increase of 7.9%.

●	Software sales were $2,004,011, compared with $1,769,171, an increase of 13.3%.

●	Services revenues totaled $8,875,457, compared with $8,310,353, an increase of 6.8%.

●	Gross profit was $4,746,537, compared with $3,852,210, an increase of 23.2%.

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Earnings before taxes, interest, depreciation and amortization (“EBITDA”) were $691,319, compared with a loss before taxes, interest, depreciation and amortization of $218,654, an increase of $909,973.

●	Net income was $354,679, or $0.07 per basic and diluted share, compared to a net loss of $292,115, or $0.06 loss per basic and diluted share.

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As of March 31, 2021, the Company had $9,356,136 in cash; $1,904,057 in accounts receivable; long term debt of $725,416 (excluding finance lease obligations and operating lease liabilities), and total stockholders’ equity of $11,688,772.

For more details on SilverSun's first quarter results, please refer to the Company's 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “We had an excellent quarter, with positive results being delivered across our entire platform. Software sales continue to be strong, and the sales pipeline is deep for the balance of 2021. Our customers and prospects seem to feel confident about their economic outlook both in the short and long term, and are aggressively investing in their systems and infrastructure for the future.”

“Our consultants are busy, with most teams operating at high utilization rates. Recurring revenue continues to climb, and is now approaching 45% of total revenue. Our MSP (managed service provider) has expanded its geographic reach, and is now providing cloud migrations on a nationwide basis to our SMB (small and medium-sized business) customers. We expect to see rapid growth in that division over the next several years.”

Meller continued, “Most importantly, investments we’ve made in people, processes and infrastructure over the past several years are taking hold and generating results. The first quarter continued the upward trend in both growth and profitability we delivered in the second half of 2020.”

“While sales grew at the rate of 7.9% year over year, gross profit grew at an even more rapid rate of 23.2%. Our gross profit increased to 43.6% of revenues in the first quarter of 2021, compared to 38.2% in 2020. Similarly, selling, general and administrative expenses (exclusive of depreciation and amortization expenses) declined to 37.3 % of revenue, compared to 40.4% in 2020. As a result, our operating margin for the first quarter (exclusive of depreciation and amortization expenses) was 6.4%, a substantial change from our operating loss in the first quarter of 2020. “

“Our operating results show the impact of our sales strategy, our market-driven portfolio of products and services, and our laser focus on margin improvement and cost reduction. We continue to review and implement cost-saving measures to reduce our operating expenses so that we can continue to improve our operating margins in the upcoming quarters as we aggressively scale our business. The Company is well positioned for success, and we look forward to continuing to deliver positive news and results in the coming weeks and months.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com